UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 22, 2016

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CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)

 _________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 7.01 — Regulation FD Disclosure.
Cumulus Media Inc. (“we” or the “Company”) has recently entered into non-disclosure agreements with certain holders (the “Noteholders”) of its 7.75% Senior Notes due 2019 (the “Notes”) for the purpose of engaging in discussions with the Noteholders regarding a potential exchange transaction (the “Exchange”). Pursuant to these non-disclosure agreements, the Company agreed to publicly disclose this confidential information. In connection with these discussions, the Company provided the Noteholders a proposal that included the following terms.

1.
An exchange of the Notes such that each Note would be exchanged for up to 42.5% of the principal amount of each Note in certificates, with such certificates representing interests in a trust that would hold a participation in the Company's $200 million revolving credit facility;

2.	the lenders under the Company's revolving credit facility would assign their commitments to a new lender;

3.
the Company's revolving credit facility would be amended pursuant to an extension amendment to (a) extend its maturity to May 15, 2020, (b) increase its applicable LIBOR margin to 11%, subject to a 1% LIBOR floor, and (c) increase its undrawn commitment fee to 5%, as well as separately amended to (x) modify its financial covenant to permit the borrowing under the revolving credit facility in connection with the Exchange, (y) to require compliance with a Consolidated First Lien Net Leverage Ratio (as defined in the credit agreement governing the revolving credit facility) of 3.75x for future draws, and (z) to eliminate the financial maintenance covenant ; and

4.
provide for each exchanging Noteholder to receive in the Exchange its pro rata share of an offering of 19.9% of the Company's pro forma outstanding common stock after taking into account such issuance and full participation of the Notes in the exchange.

In addition, discussions have included the Company potentially using additional capital to facilitate full participation by holders of Notes in the Exchange. The Company continues to discuss the Exchange, including potential modifications thereto, with the Noteholders. There is no assurance that the Exchange will take place on the same or similar terms to those set out above, on different terms or at all.
The information in this item is being furnished, not filed. Accordingly, the information in this item will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein. By filing this Current Report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in Item 7.01 of this report.
This Current Report on Form 8-K is not an offer of any securities and is not intended to be an offer of any securities.
Cautionary Note Regarding Forward‐Looking Statements
This Current Report on Form 8-K contains and refers to statements that may constitute “forward‐looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact, and may relate to our intent, belief or current expectations primarily with respect to our future operating, financial and strategic performance. Any such forward‐looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward‐looking statements as a result of various factors, including, but not limited to, risks and uncertainties relating to the need for additional funds to execute our business strategy, our ability to access borrowings under our revolving credit facility, our ability from time to time to renew one or more of our broadcast licenses, changes in interest rates, our ability to complete any acquisitions pending from time to time, the timing, costs and synergies resulting from the integration of any completed acquisitions, any material changes from the preliminary to final purchase price allocations in any completed acquisitions, our ability to eliminate certain costs, our ability to manage growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do, or expect to do, business, industry conditions, including existing competition and future competitive technologies, cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenue from new sources, including technology‐based initiatives, the impact of regulatory rules or proceedings that may affect our business, or any acquisitions, from time to time, and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10‐K for the year ended December 31, 2015. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Although we believe that the expectations reflected in these forward‐looking statements are reasonable when and as made, we cannot provide any assurances that the expectations will prove to be correct.

You are cautioned not to place undue reliance on any forward‐looking statements, which speak only as of the date of this filing. We undertake no responsibility to update any forward‐looking statements after the date they are made as a result of new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ Joseph P. Hannan
Name:	Joseph P. Hannan
Title:	Senior Vice President, Treasurer and Chief Financial Officer
Dated: March 22, 2016